Exhibit 99.1

PPT VISION	PPT VISION, INC.
12988 VALLEY VIEW ROAD
	EDEN PRAIRIE, MN 55344 USA	Electroglas, Inc.
	TELEPHONE 952 996 9500	6024 Silver Creek Valley Rd.
	FACSIMILE 952 996 9501	San Jose, CA 95138

NEWS RELEASE

PPT VISION AND ELECTROGLAS PARTNER TO MEET GROWING NEED

FOR HIGH-SPEED 3D WAFER INSPECTION

OEM Agreement Calls for PPT VISION’s SMI™ 3D Inspection Technology to be Integrated with Electroglas’ World-Class Wafer Inspection Systems

MINNEAPOLIS, MN and SAN JOSE, CA, April 30, 2002 — PPT VISION, Inc. (Nasdaq: PPTV) and Electroglas, Inc., (Nasdaq: EGLS) today announced they have formed a partnership to develop high-precision, high-speed inspection systems for the semiconductor industry. Under terms of the product development and OEM supplier agreement, PPT VISION will design and manufacture a custom SpeedScan 3D™sensor for integration and commercial deployment in Electroglas’ QuickSilver 2D and 3D wafer inspection systems.

“The integration of PPT VISION’s high-speed SMI™ (Scanning Moiré Interferometry™) 3D scanning technology with our industry-leading family of wafer inspection tools will significantly enhance our ability to meet the semiconductor industry’s growing throughput requirements for 3D bump wafer inspection,” said Jeff Hintzke, Vice President and General Manager of Electroglas’ Inspection Products Division.  “This enhanced technical capability combined with our integrated process management software will help make our inspection systems the most efficient, intelligent solutions available.”

“We are very pleased to be working with Electroglas, a highly-respected global leader in the semiconductor industry,” stated Joe Christenson, President of PPT VISION.  “This is a perfect partnership in that it will combine our high-speed SMI 3D scanning technology with Electroglas’ world-class equipment design expertise, vast global sales and service organization and broad customer base resulting in a high-performance, leading-edge wafer bump inspection tool for the semiconductor industry.”

The first phase of the partnership involves funded product development, with production shipments of 3D inspection systems expected within 12 months. PPT VISION’s patented SMI™ 3D technology is unique in its ability to deliver highly accurate, high-speed 3D scanning. Electroglas’ wafer inspection systems are part of an integrated product family that includes probers, inspection tools and collaborative process management software, all of which work together to improve the manufacturing process by facilitating enterprise-wide data access and analysis.

About PPT VISION, Inc.

PPT VISION, Inc. designs, manufactures, markets, and integrates 2D and 3D machine vision-based automated inspection systems for manufacturing applications.  Machine vision-based inspection systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes.  The Company’s 2D machine vision product line is sold on a global basis to end-users, system integrators, and original equipment manufacturers (OEM’s) primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company’s SpeedScan 3D™ sensor, incorporating the Company’s patented high-speed Scanning Moiré Interferometry™ technology, is sold to original equipment manufacturers for specific applications. The Company’s PPT861™ 3D scanning system, which uses the Company’s SpeedScan 3D sensor, is an application-specific inspection solution targeted at inspection of leaded and bumped components in the semiconductor back-end manufacturing process, inspection of surface-mount electronic connectors, and inspection of components used in hard disk drives. The Company’s Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at www.pptvision.com.

About Electroglas, Inc.

Electroglas delivers essential tools for process management to enhance the profitability of semiconductor manufacturers. The company’s wafer probers, inspection systems and software solutions serve as data collection, management and analysis tools that semiconductor manufacturers depend upon to improve their productivity and process control by optimizing sort-floor efficiency. Electroglas has been a leading supplier of wafer probers for over 40 years and has an installed base of more than 15,000 systems. The company’s stock trades on the Nasdaq National Market under the symbol “EGLS”. The company’s World Wide Web site is located at www.electroglas.com.

Legal Notices Regarding Forward-Looking Statements

The discussion above contains forward–looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by PPT VISION’s periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following: changes in worldwide general economic conditions, cyclicality of capital spending by customers, PPT VISION’s ability to keep pace with technological developments and evolving industry standards, worldwide competition, and PPT VISION’s ability to protect its existing intellectual property from challenges from third parties and other factors.  Additional information with respect to the risks and uncertainties faced by PPT VISION may be found in the section “Business” under the caption “Important Factors Regarding Forward-Looking Statements” contained in its filing with the Securities and Exchange Commission on Form 10–K for the year ended October 31, 2001 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, prolonged downturn in the semiconductor and electronics industries, continued downturn or further decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of our products, and a failure of our new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q filed from time to time with the SEC.

Electroglas Media Contact:	Corporate Contact:	Corporate Contact:
Loomis Group	Electroglas, Inc.	PPT VISION, Inc.
Jennifer Anselmo	Cristie Lynch	Joseph Christenson
Director	Marketing Communications Manager	President
(415) 882-9494	(408) 528-3167	(952) 996-9500
anselmo@loomisgroup.com	clynch@electroglas.com	ir@pptvision.com

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